SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------
                                  SCHEDULE 13G
                                ----------------


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           (Amendment No.__________*)

                                 QKL Stores Inc.
                                (NAME OF ISSUER)

                    Common Stock, par value $0.001 per share
                         (TITLE OF CLASS OF SECURITIES)

                                    74732Y105
                                 (CUSIP NUMBER)

                                  April 8, 2010
             (Date of Event which requires Filing of this Statement)

                 Check the appropriate box to designate the rule
                    pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [x] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)






                              (Page 1 of 17 PAGES)
------------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 74732Y105                  13G                   PAGE 2 of 17 PAGES

--------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Partners Fund II, L.P.
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         _________________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    680,000
OWNED BY       _________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      _________________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    680,000
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          680,000
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          2.29%
--------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
          PN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 74732Y105                  13G                   PAGE 3 of 17 PAGES

--------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Partners Institutional Fund, L.P.
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         _________________________________________________________________
BENEFICIALLY   (6)  SHARED VOTING POWER
                    551,200
OWNED BY       _________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      _________________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    551,200
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          551,200
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          1.86%
--------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
          PN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 74732Y105                  13G                   PAGE 4 of 17 PAGES

--------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Partners Renewable Energy Fund, L.P.
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         _________________________________________________________________
BENEFICIALLY   (6)  SHARED VOTING POWER
                    64,400
OWNED BY       _________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      _________________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    64,400
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          64,400
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.22%
--------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
          PN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 74732Y105                  13G                   PAGE 5 of 17 PAGES

--------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Offshore Fund, Ltd.
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          British Virgin Islands
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         _________________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    119,600
OWNED BY       _________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      _________________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    119,600
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          119,600
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.40%
--------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
          CO
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 74732Y105                  13G                   PAGE 6 of 17 PAGES

--------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Renewable Energy Offshore Fund, Ltd.
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          British Virgin Islands
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         _________________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    27,600
OWNED BY       _________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      _________________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    27,600
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          27,600
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.09%
--------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
          CO
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 74732Y105                  13G                   PAGE 7 of 17 PAGES

--------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Advisory Partners
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          New York
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         _________________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,464,500
OWNED BY       _________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      _________________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,464,500
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          1,464,500
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          4.94%
--------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
          PN; IA
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 74732Y105                  13G                   PAGE 8 of 17 PAGES

--------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Partners I
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          New York
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         _________________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,295,600
OWNED BY       _________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      _________________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,295,600
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          1,295,600
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          4.37%
--------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
          PN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 74732Y105                  13G                   PAGE 9 of 17 PAGES

--------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Philip J. Hempleman
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         _________________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,599,500
OWNED BY       _________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      _________________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,599,500
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          1,599,500
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          5.39%
--------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
          IN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 74732Y105                  13G                   PAGE 10 of 17 PAGES

ITEM 1(a).  NAME OF ISSUER:

                The name of the issuer is QKL Stores Inc. (the "Company").

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                Jingqi Street, 44 Dongfeng Xincun, Sartu District, 163311 Daqing, P.R. China

ITEM 2(a).  NAME OF PERSON FILING:

     This statement is filed by:

         (i) Ardsley Partners Fund II, L.P., a Delaware limited partnership ("AP II"), with respect to the shares of Common Stock, par value $0.001 per share ("Common Stock") directly owned by it;
         (ii) Ardsley Partners Institutional Fund, L.P., a Delaware limited partnership ("Ardsley Institutional"), with respect to the shares of Common Stock directly owned by it;
         (iii) Ardsley Partners Renewable Energy Fund, L.P., a Delaware limited partnership ("Ardsley Energy"), with respect to the shares of Common Stock directly owned by it;
         (iv) Ardsley Offshore Fund, Ltd., a British Virgin Islands corporation ("Ardsley Offshore"), with respect to the shares of Common Stock directly owned by it;
         (v) Ardsley Renewable Energy Offshore Fund, Ltd., a British Virgin Islands Corporation ("Ardsley Energy Offshore"), with respect to the shares of Common Stock directly owned by it;
         (vi) Ardsley Advisory Partners, a New York general partnership ("Ardsley") which serves as Investment Manager of Ardsley Offshore and Ardsley Energy Offshore and as Investment Adviser of AP II, Ardsley Institutional, Ardsley Energy and a certain managed account, with respect to the shares of Common Stock directly owned by Ardsley Offshore, Ardsley Energy Offshore, AP II, Ardsley Institutional, Ardsley Energy and the managed account;
         (vii) Ardsley Partners I, a New York general partnership ("Ardsley Partners") which serves as General Partner of AP II, Ardsley Institutional and Ardsley Energy; and
         (viii) Philip J. Hempleman ("Mr. Hempleman"), the Managing Partner of Ardsley and Ardsley Partners, with respect to the shares of Common Stock owned by AP II, Ardsley Institutional, Ardsley Energy, Ardsley Offshore, Ardsley Energy Offshore and the managed account and with respect to the shares of Common Stock owned by certain managed accounts managed by him directly.

                The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

ITEM 2(b).  ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:

     The address of the business office of each of the Reporting Persons, with the exception of Ardsley Offshore and Ardsley Energy Offshore, is 262 Harbor Drive, Stamford, Connecticut 06902.

     The address of the registered office of Ardsley Offshore and Ardsley Energy Offshore is Romasco Place, Wickhams Cay 1, Roadtown Tortola, British Virgin Islands.

CUSIP No. 74732Y105                  13G                   PAGE 11 of 17 PAGES

ITEM 2(c).  CITIZENSHIP:

     AP II, Ardsley Institutional and Ardsley Energy are Delaware limited partnerships. Ardsley Offshore and Ardsley Energy Offshore are British Virgin Islands corporations. Ardsley and Ardsley Partners are New York general partnerships. Mr. Hempleman is a United States Citizen.

ITEM 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, par value $0.001 per share

ITEM 2(e).  CUSIP NUMBER:  74732Y105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ] Broker or dealer registered under Section 15 of the Act

          (b) [ ]  Bank as defined in Section 3(a)(6) of the Act


          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act

          (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

          (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); see item 7

          (h) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

If this statement is filed pursuant to Rule 13d-1(c), check the box. [X]

CUSIP No. 74732Y105                  13G                   PAGE 12 of 17 PAGES

ITEM 4.   OWNERSHIP.

      A.     Ardsley Partners Fund II, L.P.
             (a)   Amount beneficially owned: 680,000
             (b) Percent of class: 2.29%. (The percentages used herein and in the rest of Item 4 are calculated based upon the 29,653,431 shares of Common Stock issued and outstanding as of March 29, 2010, as reported in the Company's Form 10-K, filed with the Securities and Exchange Commission on April 1, 2010.)
             (c)   (i)   Sole Power to vote or direct the vote: -0-
                   (ii)  Shared power to vote or direct the vote: 680,000
                   (iii) Sole power to dispose or direct the disposition: -0-
                   (iv)  Shared power to dispose or direct the disposition:
                         680,000

      B.     Ardsley Partners Institutional Fund, L.P.
             (a)   Amount beneficially owned: 551,200
             (b)   Percent of class: 1.86%
             (c)   (i)   Sole Power to vote or direct the vote: -0-
                   (ii)  Shared power to vote or direct the vote: 551,200
                   (iii) Sole power to dispose or direct the disposition: -0-
                   (iv)  Shared power to dispose or direct the disposition:
                         551,200

      C.     Ardsley Partners Renewable Energy Fund, L.P.
             (a)   Amount beneficially owned: 64,400
             (b)   Percent of class: 0.22%
             (c)   (i)   Sole Power to vote or direct the vote: -0-
                   (ii)  Shared power to vote or direct the vote: 64,400
                   (iii) Sole power to dispose or direct the disposition: -0-
                   (iv)  Shared power to dispose or direct the disposition:
                         64,400

      D.     Ardsley Offshore Fund, Ltd.
             (a)   Amount beneficially owned: 119,600
             (b)   Percent of class: 0.40%
             (c)   (i)   Sole Power to vote or direct the vote: -0-
                   (ii)  Shared power to vote or direct the vote: 119,600
                   (iii) Sole power to dispose or direct the disposition: -0-
                   (iv)  Shared power to dispose or direct the disposition:
                         119,600

      E.     Ardsley Renewable Energy Offshore Fund, Ltd.
             (a)   Amount beneficially owned: 27,600
             (b)   Percent of class: 0.09%
             (c)   (i)   Sole Power to vote or direct the vote: -0-
                   (ii)  Shared power to vote or direct the vote: 27,600
                   (iii) Sole power to dispose or direct the disposition: -0-
                   (iv)  Shared power to dispose or direct the disposition:
                         27,600

      F.     Ardsley Advisory Partners
             (a)   Amount beneficially owned: 1,464,500
             (b)   Percent of class: 4.94%
             (c)   (i)   Sole Power to vote or direct the vote: -0-
                   (ii)  Shared power to vote or direct the vote: 1,464,500
                   (iii) Sole power to dispose or direct the disposition: -0-
                   (iv)  Shared power to dispose or direct the disposition:
                         1,464,500

CUSIP No. 74732Y105                  13G                   PAGE 13 of 17 PAGES

      G. Ardsley Partners I
             (a)   Amount beneficially owned: 1,295,600
             (b)   Percent of class: 4.37%
             (c)   (i)   Sole Power to vote or direct the vote: -0-
                   (ii)  Shared power to vote or direct the vote: 1,295,600
                   (iii) Sole power to dispose or direct the disposition: -0-
                   (iv)  Shared power to dispose or direct the disposition:
                         1,295,600

      H. Philip J. Hempleman
             (a)   Amount beneficially owned: 1,599,500
             (b)   Percent of class: 5.39%
             (c)   (i)   Sole Power to vote or direct the vote: -0-
                   (ii)  Shared power to vote or direct the vote: 1,599,500
                   (iii) Sole power to dispose or direct the disposition: -0-
                   (iv)  Shared power to dispose or direct the disposition:
                         1,599,500


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Ardsley, the Investment Manager of Ardsley Offshore and Ardsley Energy Offshore and the Investment Adviser of a certain managed account, has the power to vote and direct the disposition of the proceeds from the sale of the shares of Common Stock owned by Ardsley Offshore, Ardsley Energy Offshore and the managed account, and accordingly may be deemed the direct "beneficial owner" of such shares of Common Stock.

     Ardsley, the Investment Adviser of AP II, Ardsley Institutional and Ardsley Energy, shares the power to vote and direct the disposition of the proceeds from the sale of the shares of Common Stock owned by AP II, Ardsley Institutional and Ardsley Energy, and, accordingly, may be deemed the direct "beneficial owner" of such shares of Common Stock.

     Ardsley Partners, the General Partner of AP II, Ardsley Institutional and Ardsley Energy, shares the power to vote and direct the disposition of the shares of Common Stock owned by AP II, Ardsley Institutional and Ardsley Energy and, accordingly, may be deemed the direct "beneficial owner" of such shares of Common Stock.

     Mr. Hempleman is the Managing Partner of Ardsley and Ardsley Partners and in that capacity directs their operations and therefore may be deemed to be the indirect "beneficial owner" of the shares of Common Stock owned by Ardsley Offshore, Ardsley Energy Offshore, AP II, Ardsley Institutional, Ardsley Energy and the managed accounts. Mr. Hempleman disclaims beneficial ownership of all of the shares of Common Stock reported in this 13G.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          Not applicable.

ITEM 10.  CERTIFICATION.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business, were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

CUSIP No. 74732Y105                  13G                   PAGE 14 of 17 PAGES

                                    SIGNATURE

          After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  as of April 16, 2010


                                    ARDSLEY PARTNERS FUND II, L.P.
                                    BY:  ARDSLEY PARTNERS I,
                                         GENERAL PARTNER


                                    BY:/s/ Steve Napoli
                                       ---------------------
                                        Steve Napoli
                                        General Partner


                                    ARDSLEY PARTNERS INSTITUTIONAL FUND, L.P.
                                    BY:  ARDSLEY PARTNERS I,
                                         GENERAL PARTNER


                                    BY:/s/ Steve Napoli
                                       ---------------------
                                        Steve Napoli
                                        General Partner


                                    ARDSLEY PARTNERS RENEWABLE ENERGY FUND, L.P.
                                    BY:  ARDSLEY PARTNERS I,
                                         GENERAL PARTNER


                                    BY:/s/ Steve Napoli
                                       ---------------------
                                        Steve Napoli
                                        General Partner


                                    ARDSLEY OFFSHORE FUND, LTD.


                                    BY:/s/ Steve Napoli
                                       ---------------------
                                        Steve Napoli
                                        Director


                                    ARDSLEY RENEWABLE ENERGY OFFSHORE FUND, LTD.


                                    BY:/s/ Steve Napoli
                                       ---------------------
                                        Steve Napoli
                                        Director

CUSIP No. 74732Y105                  13G                   PAGE 15 of 17 PAGES

                                    ARDSLEY ADVISORY PARTNERS
                                    By:  ARDSLEY PARTNERS I
                                         GENERAL PARTNER


                                    BY:/s/ Steve Napoli
                                       ---------------------
                                         Steve Napoli
                                         General Partner


                                    ARDSLEY PARTNERS I

                                    BY:/s/ Steve Napoli
                                       ---------------------
                                        Steve Napoli
                                        General Partner



                                    PHILIP J. HEMPLEMAN, INDIVIDUALLY


                                    BY:/s/ Steve Napoli*
                                       ---------------------
                                          Steve Napoli
                                    As attorney in fact for
                                    Philip J. Hempleman


* Evidence of Power of Attorney was filed with the Schedule 13G/A filed on February 15, 2006 (Acc-no: 0000902664-06-000895) and is incorporated by reference into this filing.

CUSIP No. 74732Y105                  13G                   PAGE 16 of 17 PAGES

                                    EXHIBIT 1
               JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

           The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated as of April 16, 2010


                                    ARDSLEY PARTNERS FUND II, L.P.
                                    BY:  ARDSLEY PARTNERS I,
                                         GENERAL PARTNER


                                    BY:/s/ Steve Napoli
                                       ---------------------
                                        Steve Napoli
                                        General Partner


                                    ARDSLEY PARTNERS INSTITUTIONAL FUND, L.P.
                                    BY:  ARDSLEY PARTNERS I,
                                         GENERAL PARTNER


                                    BY:/s/ Steve Napoli
                                       ---------------------
                                        Steve Napoli
                                        General Partner


                                    ARDSLEY PARTNERS RENEWABLE ENERGY FUND, L.P.
                                    BY:  ARDSLEY PARTNERS I,
                                         GENERAL PARTNER


                                    BY:/s/ Steve Napoli
                                       ---------------------
                                        Steve Napoli
                                        General Partner


                                    ARDSLEY OFFSHORE FUND, LTD.


                                    BY:/s/ Steve Napoli
                                       ---------------------
                                        Steve Napoli
                                        Director


                                    ARDSLEY RENEWABLE ENERGY OFFSHORE FUND, LTD.


                                    BY:/s/ Steve Napoli
                                       ---------------------
                                        Steve Napoli
                                        Director

CUSIP No. 74732Y105                  13G                   PAGE 17 of 17 PAGES

                                    ARDSLEY ADVISORY PARTNERS
                                    By:  ARDSLEY PARTNERS I
                                         GENERAL PARTNER


                                    BY:/s/ Steve Napoli
                                       ---------------------
                                         Steve Napoli
                                         General Partner


                                    ARDSLEY PARTNERS I

                                    BY:/s/ Steve Napoli
                                       ---------------------
                                        Steve Napoli
                                        General Partner



                                    PHILIP J. HEMPLEMAN, INDIVIDUALLY


                                    BY:/s/ Steve Napoli*
                                       ---------------------
                                          Steve Napoli
                                    As attorney in fact for
                                    Philip J. Hempleman


* Evidence of Power of Attorney was filed with the Schedule 13G/A filed on February 15, 2006 (Acc-no: 0000902664-06-000895) and is incorporated by reference into this filing.